Exhibit 21.1

Subsidiaries of the Registrant

1.	Marco Community Bank
1770 San Marco Road
Marco Island, Florida 34145
FEI # 11-3680185
Ownership = 100%

2.	Commercial Lending Capital Corp.
1122 N. Collier Blvd.
Marco Island, Florida 34145
FEI # 75-3172095
Ownership = 100%